Exhibit 99.1

MARINEMAX EXTENDS STOCK REPURCHASE PROGRAM

CLEARWATER, FL, March 1, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced that its Board of Directors approved an extension of its previously announced stock repurchase plan authorizing the Company to repurchase up to a total of 10 million shares of its common stock during the period ending March 31, 2024. The new repurchase plan extends the March 2020 plan, which authorized the repurchase of up to 10 million shares through March 31, 2022, of which approximately 700,000 shares had been repurchased as of February 24, 2022. Under the plan, the Company may purchase common stock from time to time in the open market or in privately negotiated block purchase transactions.

The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's stock and general market conditions. The Company intends to repurchase shares to mitigate the dilutive effect of restricted stock and shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

As of February 9, 2022, the Company had 21,884,062 shares of common stock outstanding.

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About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 79 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands. The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700